EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Concurrent Computer Corporation Announces
Fourth Quarter and Fiscal Year 2008 Financial Results

Annual Revenue and Gross Margins Increase
Annual Cash Flow from Operations of Over $7.5 Million

ATLANTA, Georgia, August 19, 2008 – Concurrent (Nasdaq: CCUR), a worldwide leader in real-time Linux®-based computing technologies, today announced its results for the fourth quarter and fiscal year ended June 30, 2008.

Fiscal Year 2008 Results:
Company-wide revenue for fiscal year 2008 totaled $70.8 million compared to $69.1 million in fiscal year 2007, an increase of 2.4%.  For fiscal 2008, revenue from Concurrent’s on-demand product line totaled $41.6 million compared to $43.3 million in the prior year, a decrease of 3.9%, while revenue from  Concurrent’s real-time product line totaled $29.2 million in fiscal year 2008 compared to $25.9 million in fiscal year 2007, an increase of 12.9%.  For fiscal year 2008, Concurrent reported net income of $265,000, or income of $0.03 per fully diluted share, compared to a net loss of $12.2 million, or a loss of $1.67 per fully diluted share, for fiscal year 2007.  The fiscal year 2008 results include improvements in revenues and gross margins as well as net proceeds of approximately $3.3 million from one-time recoveries from Vicor and C-COR.  Cash at the end of the fiscal year 2008 totaled approximately $27.4 million, compared to $20.4 million at the end of fiscal year 2007, an increase of $6.9 million due, in part, to net proceeds of $3.3 million in recoveries noted above.

Fourth Quarter Results:
In the fourth quarter of fiscal 2008, company-wide revenue totaled $17.6 million compared to $19.4 million in the third quarter of fiscal 2008, a decrease of 9.1%.  Revenue from Concurrent’s on-demand product line totaled $10.1 million for the fourth quarter of fiscal 2008 compared to $12.1 million in the third quarter of fiscal 2008, a decrease of 16.2%.  Revenue from the Company’s real-time product line totaled $7.5 million for the fourth quarter of fiscal 2008 compared to $7.3 million in the third quarter of fiscal 2008, an increase of 2.6%.

The net loss for the fourth quarter of fiscal 2008 was $1.0 million, or a loss of $0.12 per fully diluted share, compared to net income of $301,000, or income per share of $0.04 per fully diluted share, in the third quarter of fiscal 2008.  Consolidated gross margins for the fourth quarter of fiscal 2008 were 54% compared to 55% in the third quarter of fiscal 2008.

“We believe the company is on track to deliver profitable revenue growth,” said Dan Mondor, Concurrent president and chief executive officer.  He added, “The year over year results are the best measure of the progress we have made.  We generated over $7.5 million in cash from operating activities during the year, significantly improved gross margins and grew the top line.  Although our business slowed in the fourth quarter due to the timing of customer orders, taking everything into account, 2008 was a year of great progress.  We will continue to focus on the execution of our business plan and strengthening the business.”

Concurrent Computer Corporation will hold a conference call to discuss these results on Tuesday, August 19, 2008 at 10:00 a.m. E.D.T., which will be broadcast live over the Internet on the company’s web page at www.ccur.com, Investor Relations page.

About Concurrent
Concurrent (Nasdaq: CCUR) is a leading provider of real-time Linux-based computing technologies for commercial and government markets.  Industries served include cable and telecommunications providers, defense and aerospace contractors, automotive manufacturers and financial institutions.  For over 40 years, Concurrent's best-of-breed products have enabled a range of time-critical solutions including: modeling and simulation, high speed data acquisition, visual imaging, low latency transaction processing and on-demand television.  Concurrent's on-demand products are utilized by major service providers in the cable and IPTV industries to deliver, monitor and measure video-on-demand (VOD) and other interactive television applications, and support over 32 million digital subscribers worldwide. Concurrent is a global company with regional offices in North America, Europe, Asia and Australia, and has products actively deployed in more than 26 countries.  Concurrent's products and services are recognized for being uniquely flexible, comprehensive, robust and reliable.  For more information, please visit www.ccur.com

For more information, contact:

Concurrent Media Relations
Rebecca Biggs
GCI Group
404.242.8763
rbiggs@gcigroup.com

Concurrent Investor Relations
Kirk Somers
678.258.4000
investor.relations@ccur.com

Certain statements made or incorporated by reference in this release may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws.  Examples of forward looking statements in this press release include, without limitation, our expectation with regard to delivering profitable revenue growth.  All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

The risks and uncertainties which could affect our financial condition or results of operations include, without limitation: our ability to keep our customers satisfied;  delays or cancellations of customer orders; changes in product demand; economic conditions; our ability to satisfy the financial covenants in the credit agreement; various inventory risks due to changes in market conditions; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of our customers; failure to effectively manage change; delays in testing and introductions of new products; rapid technology changes; system errors or failures; reliance on a limited number of suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of competition on the pricing of on-demand products; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; the success of new on-demand and real-time products; the availability of Linux software in light of issues raised by SCO Group; capital spending patterns by a limited customer base; privacy issues regarding data collection; and the success of our relationship with Alcatel.

Other important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission (the SEC) on August 31, 2007, and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the heading “Risk Factors” are specifically incorporated by reference in this press release.  Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent Computer Corporation, its logo and Everstream and its logo are registered trademarks of Concurrent Computer Corporation. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.  Linux® is used pursuant to a sublicense from the Linux Mark Institute.

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Note to Editors: For additional company or product information from Concurrent, please contact Concurrent, 4375 River Green Parkway, Suite 100, Duluth, GA  30096. Call toll free in the U.S. and Canada at (877) 978-7363, fax (678) 258-4199.  Readers can also access information through the company's Web site at www.ccur.com.

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007

Revenues:
Product	$11,146	$15,040	$44,157	$46,549
Service	6,463	6,046	26,659	22,600
Total revenues	17,609	21,086	70,816	69,149

Cost of sales:
Product	5,561	8,008	21,945	25,982
Service	2,562	2,959	10,772	10,806
Total cost of sales	8,123	10,967	32,717	36,788

Gross margin	9,486	10,119	38,099	32,361

Operating expenses:
Sales and marketing	4,256	4,381	15,693	16,366
Research and development	4,179	4,270	16,624	17,616
General and administrative	2,350	2,421	9,669	10,172
Total operating expenses	10,785	11,072	41,986	44,154

Operating loss	(1,299)	(953)	(3,887)	(11,793)

Other income (expense) - net	140	238	4,199	80
Income (loss) before income taxes	(1,159)	(715)	312	(11,713)

Provision (benefit) for income taxes	(148)	(3)	47	458

Net income (loss)	$(1,011)	$(712)	$265	$(12,171)
Basic net income (loss) per share (1)	$(0.12)	$(0.09)	$0.03	$(1.67)
Diluted net income (loss) per share (1)	$(0.12)	$(0.09)	$0.03	$(1.67)
Basic weighted average shares outstanding (1)	8,306	7,709	8,302	7,296
Diluted weighted average shares outstanding (1)	8,306	7,709	8,318	7,296

(1)	All periods have been restated to reflect the one-for-ten reverse stock split.

Concurrent Computer Corporation
 Condensed Consolidated Balance Sheets
(In Thousands)

	June 30,	June 30,
	2008	2007
	(unaudited)

ASSETS
Cash and cash equivalents	$27,359	$20,416
Trade accounts receivable, net	14,422	20,987
Inventories	5,094	3,457
Prepaid expenses and other current assets	1,360	934
Total current assets	48,235	45,794

Property, plant and equipment, net	3,867	4,303
Intangible assets, net	6,611	7,699
Goodwill	15,990	15,560
Other long-term assets	836	777
Total assets	$75,539	$74,133

LIABILITIES
Accounts payable and accrued expenses	$13,984	$15,566
Deferred revenue	8,570	7,996
Total current liabilities	22,554	23,562

Long-term deferred revenue	962	1,053
Revolving bank line of credit	949	1,077
Other long-term liabilities	3,646	1,846
Total liabilities	28,111	27,538

STOCKHOLDERS' EQUITY
Common stock (1)	83	83
Additional paid-in capital (1)	204,574	203,565
Accumulated deficit	(157,782)	(157,971)
Treasury stock, at cost	-	(3)
Accumulated other comprehensive income (loss)	553	921
Total stockholders' equity	47,428	46,595
Total liabilities and stockholders' equity	$75,539	$74,133

(1)	All periods have been restated to reflect the one-for-ten reverse stock split.